Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports dated December 21, 2006 pertaining to the Dreyfus Institutional Prime Money Market Fund, Dreyfus Institutional Government Money Market Fund and Dreyfus Institutional U.S. Treasury Money Market Fund incorporated by reference herein and to the references to our firm under the headings "Independent Registered Public Accounting Firms" and "Financial Statements and Experts" in the prospectus/proxy statement.

/s/ KPMG LLP
New York, New York
December 22, 2006